EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200  FAX 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact:  Debra Wasser, VP of IR & Corp. Comm., 516-677-0200, x1472

Trade Contact: Fran Brennen, Senior Director of Marcom, 516-677-0200 x1222

VEECO REPORTS THIRD QUARTER AND NINE MONTH 2004 RESULTS

Woodbury, NY, October 25, 2004 – Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the third quarter and nine months ended September 30, 2004. Veeco reports its results on a GAAP basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP operating (loss) income to earnings excluding certain charges.

Highlights

Veeco’s third quarter 2004 sales were $92.4 million with a net loss of $1.5 million, or   $0.05 per share. Earnings excluding certain charges were $0.05 per diluted share.  The Company’s third quarter orders were $79.5 million.  Results were in line with the Company’s October 12, 2004 preannouncement.

Third Quarter Results

Veeco’s third quarter 2004 revenues were $92.4 million, up 46% from the $63.1 million reported in the prior year third quarter.  Third quarter revenues were down 10% sequentially from $102.9 million in the second quarter of 2004 due to customer postponements and shipment delays in data storage, semiconductor and compound semiconductor.

Metrology revenues were $33.7 million and Process Equipment revenues were $58.7 million. Veeco’s sales by market in the third quarter of 2004 were 29% data storage, 11% semiconductor, 32% compound semiconductor (LED/wireless) and 28% scientific research.  Revenues by region were 33% U.S., 33% Asia Pacific, 18% Europe and 16% Japan.

Veeco’s orders for the third quarter of 2004 were $79.5 million, a 24% increase from the $64.0 million reported in the third quarter of 2003, but down 36% sequentially from the $124.7 million reported in the second quarter of 2004.  Third quarter 2004 Metrology orders were $45.2 million and Process Equipment orders were $34.3 million. Compared to the second quarter, Veeco’s orders for MOCVD equipment from light-emitting diode (LED) manufacturers decreased approximately 70%. This decrease in MOCVD business resulted from spending freezes initiated by many Asian customers at the end of the quarter, as they paused to absorb the significant amount of Veeco equipment purchased in the first half of 2004.  Veeco’s data storage and semiconductor orders declined approximately 30% from the second quarter, while scientific research orders increased approximately 20% from the same period.  Veeco’s orders by market in the third quarter were 24% data storage, 20% semiconductor, 18% compound semiconductor (LED/wireless) and 38% scientific research. Orders by region were 40% U.S., 22% Europe, 22% Asia Pacific and 16% Japan. The Company’s third quarter book-to-bill ratio was 0.86 to 1.0.

Veeco’s third quarter 2004 operating loss was $0.4 million compared with an operating loss of $1.8 million in the third quarter of 2003.  Veeco’s third quarter 2004 earnings excluding certain charges before interest, income taxes and amortization (“EBITA”) were $3.9 million compared to $3.3 million in the third quarter of 2003. Veeco’s third quarter 2004 net loss was $1.5 million, or loss of $0.05 per share, compared to a net loss of $2.1 million ($0.07 per share) in the third quarter of 2003.  Excluding certain charges, third quarter 2004 earnings were $0.05 per diluted share compared to $0.03 per diluted share a year ago.

First Nine Month 2004 Results

Veeco’s sales for the first nine months of 2004 were $289.7 million, a 43% increase from the $202.4 million reported in the first nine months of 2003. Metrology sales in the first nine months of 2004 were $117.5 million and Process Equipment sales were $172.2 million.  Veeco’s sales by market for the first nine months of 2004 were 32% data storage, 14% semiconductor, 26% compound semiconductor (LED/wireless) and 28% scientific research.

Veeco’s orders for the first nine months of 2004 were $321.3 million, a 60% increase from the $200.8 million reported in the first nine months of 2003. Nine month 2004 Metrology orders were $119.1 million and Process Equipment orders were $202.2 million. Veeco’s orders by market in the first nine months of 2004 were 28% data storage, 15% semiconductor, 33% compound semiconductor (LED/wireless) and 24% scientific research. The Company’s book-to-bill ratio for the first nine months of 2004 was 1.11 to 1.0.

Veeco’s operating income for the first nine months of 2004 was $5.4 million compared with an operating loss of $3.3 million in the first nine months of 2003.  Veeco’s EBITA for the first nine months of 2004 was $20.7 million, compared to $9.5 million in the first nine months of 2003. Veeco’s first nine month 2004 net loss was $0.6 million, ($0.02 per share), compared to a net loss of $4.9 million ($0.17 per share) in the first nine months of 2003.  Excluding certain charges, earnings for the first nine months of 2004 were $0.31 per diluted share compared to $0.08 per diluted share a year ago.

Management Review and Outlook

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “As previously announced, Veeco was adversely impacted this quarter by weak, industry-wide capital equipment spending conditions particularly in compound semiconductor and data storage markets.  In response to these conditions, we intend to reduce expenses by 10% in order to improve profitability in 2005.  While we expect our customers’ current capital spending reluctance to continue for several quarters, we believe it will ultimately be outweighed by their need to fund their 2005 new product technology roadmaps and to invest in the expected high growth of next-generation consumer electronics.  Veeco remains well positioned to provide leadership technologies for growth applications in semiconductor, data storage, compound semiconductor and scientific research.”

Veeco currently expects fourth quarter sales in the range of $93-$100 million and orders in the range of $85 to $95 million.  Veeco expects to take a charge of between $4.5 to $5.5 million in the fourth quarter related to the future spending reductions and restructuring and product rationalization costs and in-process R&D write-off related to the acquisition of MTI. The Company currently expects to report a fourth quarter GAAP loss in the range of $0.10 to $0.15 per share. Excluding these charges and amortization, Veeco’s fourth quarter earnings per diluted share are expected to be between $0.05 and $0.10 using a 35% tax rate.

Investor Conference Call/ Webcast

A conference call reviewing these results has been scheduled for 10:00 am Eastern Time this  morning at 1-800-289-0569.  The call will also be webcast live on the Veeco Website at www.veeco.com. A replay of the call will be available until November 1, 2004 at 888-203-1112 or 719-457-0820 using confirmation code 994115 for access, or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, compound semiconductor/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the compound semiconductor/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K.

-Financial Tables Attached-

Veeco Instruments Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Net sales	$92,367	$63,144	$289,738	$202,372
Cost of sales	53,634	32,845	165,825	108,073
Gross profit	38,733	30,299	123,913	94,299

Costs and expenses:
Selling, general and administrative expense	20,177	15,204	62,137	50,017
Research and development expense	14,462	11,640	43,085	35,507
Amortization expense	4,336	3,262	13,807	9,563
Other expense (income), net	170	146	(471)	(749)
Merger and restructuring expense	—	1,804	—	3,261

Operating (loss) income	(412)	(1,757)	5,355	(3,300)

Interest expense, net	1,793	2,050	6,231	5,703

Loss before income taxes	(2,205)	(3,807)	(876)	(9,003)

Income tax benefit	(750)	(1,692)	(298)	(4,056)
Net loss	$(1,455)	$(2,115)	$(578)	$(4,947)

Loss per common share:
Net loss per common share	$(0.05)	$(0.07)	$(0.02)	$(0.17)
Diluted net loss per common share	$(0.05)	$(0.07)	$(0.02)	$(0.17)

Weighted average shares outstanding	29,670	29,262	29,629	29,245
Diluted weighted average shares outstanding	29,670	29,262	29,629	29,245

Veeco Instruments Inc.

Reconciliation of operating (loss) income to earnings excluding certain charges

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2004	2003		2004		2003

Operating (loss) income	$(412)	$(1,757)		$5,355		$(3,300)

Adjustments:

Amortization expense	4,336	3,262		13,807		9,563

Restructuring expense	—	1,804	(1)			3,261	(1)

Purchase accounting adjustments	—	—		1,498	(2)	—

Earnings excluding certain charges before interest, income taxes and amortization (“EBITA”)	3,924	3,309		20,660		9,524

Interest expense, net	1,793	2,050		6,231		5,703

Earnings excluding certain charges before income taxes	2,131	1,259		14,429		3,821

Income tax provision at 35%	746	441		5,050		1,337

Earnings excluding certain charges	$1,385	$818		$9,379		$2,484

Earnings excluding certain charges per diluted share	$0.05	$0.03		$0.31		$0.08

Diluted weighted average shares outstanding	29,953	29,591		30,154		29,487

(1) The $1.8 million restructuring charge in the third quarter of 2003 and the $3.3 million restructuring charge for the nine months ended September 30, 2003 is comprised of severance costs relating to the reduction in work force announced in the fourth quarter of 2002.

(2) The $1.5 million in purchase accounting adjustments for the nine months ended September 30, 2004 is for the required adjustments to gross profit to reflect the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc.

Reconciliation of GAAP loss to earnings excluding certain charges

(In thousands, except per share data)

(Unaudited)

	Earnings Guidance Three months ended December 31,
	2004	2004
GAAP BASIS

Net sales	$93,000	$100,000

Operating loss	(4,438)	(2,358)

Interest expense, net	2,355	2,355

Loss before income taxes	(6,793)	(4,713)

Income tax benefit	2,310	1,602

Net loss	$(4,483)	$(3,111)

Loss per share	$(0.15)	$(0.10)

Excluding Certain Charges

Net sales	$93,000	$100,000

Operating loss	(4,438)	(2,358)

Adjustments:

Amortization expense	4,358	4,358

Restructuring and rationalization expense	5,000	5,000 (1)

Earnings excluding certain charges before interest, income taxes and amortization (“EBITA”)	4,920	7,000

Interest expense, net	2,355	2,355

Earnings excluding certain charges before income taxes	2,565	4,645

Income tax provision at 35%	898	1,626

Earnings excluding certain charges	$1,667	$3,019

Earnings excluding certain charges per diluted share	$0.05	$0.10

Weighted average shares outstanding	30,000	30,000
Diluted weighted average shares outstanding	30,500	30,500

(1) The $5 million restructuring and rationalization charge in the fourth quarter of 2004 represents the midpoint of the range of charges Veeco expects to incur.  This is comprised of approximately $2.5 million in costs related to future spending reductions and $2.5 million in product rationalization costs and in-process R&D writeoffs relating to the MTI acquisition.

NOTE - The above reconciliation is intended to present Veeco’s forecasted operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2004	December 31, 2003
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$110,981	$106,830
Accounts receivable, net	81,698	69,890
Inventories	123,885	97,622
Prepaid expenses and other current assets	9,866	15,823
Deferred income taxes	32,680	24,693
Total current assets	359,110	314,858

Property, plant and equipment, net	73,586	72,742
Goodwill	79,947	72,989
Long-term investments	8,043	12,376
Deferred income taxes	15,328	18,136
Other assets, net	94,370	105,363
Total assets	$630,384	$596,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,343	$19,603
Accrued expenses	47,074	31,616
Deferred profit	2,638	2,140
Current portion of long-term debt	348	333
Income taxes payable	4,173	3,700
Total current liabilities	89,576	57,392

Long-term debt	229,671	229,935
Other non-current liabilities	2,885	2,808
Total non-current liabilities	232,556	232,743

Shareholders’ equity	308,252	306,329
Total liabilities and shareholders’ equity	$630,384	$596,464